EXHIBIT 99.1

 STILLWATER MINING COMPANY ANTICIPATES REOPENING OF EAST BOULDER MINE ON FRIDAY

    BILLINGS, Mont., Sept. 7 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC)

    Following consultation with emergency personnel, Stillwater Mining Company announced today that the Company expects to resume operations at the East Boulder Mine, located south of Big Timber, Montana, as early as Friday morning if fire conditions remain stable. A small crew is scheduled to visit the site on Thursday afternoon to complete advance preparations for the resumption of mining activities. Full crews could then return to the mine beginning with the day shift on Friday morning, contingent upon fire conditions and receiving clearance from fire officials.

    An evacuation order in Sweet Grass County associated with the massive Derby wildfire led the Company to suspend operations at the mine on the evening of September 3rd. The fire has posed no imminent threat to the East Boulder Mine itself, but smoke and shifting winds have created hazardous conditions along access roads to the mine.

    Stillwater Mining Company employees who are scheduled to work can call (406) 932-8177 or (406) 322-8777 for updated work schedule information.

    As previously announced, the Company's Stillwater Mine resumed full operations on Saturday, September 2, 2006, after its operations were suspended for 2 1/2 days as a result of the same fire. All access restrictions reportedly have now been lifted in the area of the Stillwater Mine.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" above in the Company's 2005 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SOURCE  Stillwater Mining Company
    -0-                             09/07/2006
    /CONTACT:  Dawn E. McCurtain of Stillwater Mining Company,
+1-406-373-8787/
    /Web site:  http://www.stillwatermining.com /
    (SWC)